Exhibit 1.1
The Companies Law (Revised)
Company Limited by Shares
FIRST AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
Longtop Financial Technologies Limited
(Adopted by way of a special resolution passed on October 8, 2007 and effective immediately upon the closing of the initial public offering of the Company’s American Depositary Shares representing
its ordinary shares on the New York Stock Exchange)

Certified A True Copy By
Codan Trust Company (Cayman) United
as Secretary/Assistant Secretary

For and on behalf of
Codan Trust Company (Cayman) Limited
Date:

1.	The name of the company is LONGTOP FINANCIAL TECHNOLOGIES LIMITED (the “Company”).
2.	The Registered office of the Company shall be at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutching Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.
3.	Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted and shall include, but without limitation:
(a)	to act and to perform all the functions of a holding company in all its branches and to coordinate the policy and administration of any subsidiary company or companies wherever incorporated or carrying on business or of any group of companies of which the Company or any subsidiary company is a member or which are in any manner controlled directly or indirectly by the Company;
(b)	to act as an investment company and for that purpose to subscribe, acquire, hold, dispose, sell, deal in or trade upon any terms, whether conditionally or absolutely, shares, stock, debentures, debenture stock, annuities, notes, mortgages, bonds, obligations and securities, foreign exchange, foreign currency deposits and commodities, issued or guaranteed by any company wherever incorporated, or by any government, sovereign, ruler, commissioners, public body or authority, supreme, municipal, local or otherwise, by original subscription, tender, purchase, exchange, underwriting, participation in syndicates or in any other manner and whether or not fully paid up, and to meet calls thereon.
4.	Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of The Companies Law (Revised).
5.	Nothing in this Memorandum shall permit the Company to carry on a business for which a license is required under the laws of the Cayman Islands unless duly licensed.
6.	The company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.
7.	The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

8.	The authorized share capital of the Company is US$15,000,000 made up of 1,500,000,000 shares with a par value of US$0.01 each with power for the Company insofar as is permitted by law to redeem or purchase any of its shares and to increase or reduce the share capital and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether stated to be preference or otherwise shall be subject to the powers hereinbefore contained.
9.	The Company may exercise the power contained in the Companies Law to deregister in the Cayman Islands and be registered by way of continuation in another jurisdiction.
10.	Rights, Preferences and Restrictions of Ordinary Shares. The rights, preferences, privileges and restrictions granted to and imposed on the Ordinary Shares are as set forth below in this paragraph 10.
(1)	Dividend Rights. Subject to the prior rights of holders of all classes of shares at the time outstanding having prior rights as to dividends, the holders of the Ordinary Shares shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company legally available therefor, any dividends as may be declared from time to time by the Board of Directors.
(2)	Redemption. The Ordinary Shares are not redeemable at the option of the holder.
(3)	Voting Rights. Each Ordinary Share shall have the right to one (1) vote for each such share, and shall be entitled to notice of any shareholders’ meeting in accordance with the Articles of Association of the Company, and shall be entitled to vote upon such matters and in such manner as may be provided herein and by law.
(4)	Additional Rights. All other rights attaching thereto by virtue of this Memorandum of Association and the Articles of Association.
11.	If at any time the authorised capital is divided into different classes or series of shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the shares of that class or series) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of not less than a majority of the issued shares of that class or series and of the holders of not less than a majority of the issued shares of any other class or series of shares which may be affected by such variation.

12.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.
13.	The meanings of words not expressly defined in this Memorandum of Association are as defined in the Articles of Association.